Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES RECORD QUARTERLY NET INCOME, TOTAL ASSETS AND DEPOSITS

October 30, 2015

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reported its strongest quarterly net income of approximately $1.4 million for the quarter ended September 30, 2015, an increase from approximately $1.3 million for the quarter ended September 30, 2014. Total assets and deposits reached period-end record levels at September 30, 2015 as well. Net income for the nine months ended September 30, 2015 reached $3.8 million compared to net income of $3.2 million for the nine months ended September 30, 2014. Earnings per diluted share were $0.22 for the three months ended September 30, 2015 compared to $0.23 per diluted share for the three months ended September 30, 2014. Earnings per diluted share for the nine months ended September 30, 2015 were $0.62 compared to earnings per diluted share of $0.59 for the nine months ended September 30, 2014, an increase of $0.03, or 5.1%.  The net income generated during the third quarter represents the Company’s thirty sixth consecutive quarter of profitability.

During the nine months ended September 30, 2015, net interest income increased by $2.0 million, or 12.9%, reaching $17.7 million from $15.7 million for the nine months ended September 30, 2014.  Net interest income for the third quarter of 2015 was $5.8 million, approximately the same as the third quarter of 2014. Noninterest expense, net, for the first nine months of 2015 increased by $2.2 million, or 24.8%, reaching $11.3 million from $9.0 million for the first nine months of 2014. For the third quarter of 2015, noninterest expense, net increased by $629 thousand, or 19.9%, and reached $3.8 million as compared to $3.2 million for the third quarter of 2014. The increase in noninterest expense, net, is primarily due to increased operating costs associated with the Company’s growth, including additional staffing costs in operations and compliance, and costs associated with enhanced technology and functionality of its electronic banking products. For the nine months ended September 30, 2015, the provision for loan losses was $659 thousand, compared to the provision for loan losses of $1.5 million, for the nine months ended September 30, 2014. For the quarter ended September 30, 2015, the Company recorded a recovery of loan losses of $124 thousand, compared to a provision for loan losses of $693 thousand, for the three months ended September 30, 2014. The decrease in the provision was primarily driven by the reduction in loan production during the nine months ending September 30, 2015, as compared to the corresponding periods’ loan production in 2014.

Bancorp of New Jersey’s total assets reached a record quarter level of $810.2 million at September 30, 2015, compared to $743.7 million at December 31, 2014. Total loans were $625.1 million at September 30, 2015, compared to $634.0 million at December 31, 2014, representing a decrease of $8.8 million, or 1.4%. Total deposits increased to a record level of $707.0 million at September 30, 2015 from $649.0 million at December 31, 2014, an increase of $58.0 million, or 8.9%. Stockholder’s equity increased to $72.6 million at September 30, 2015, from $59.9 million at December 31, 2014, which was driven by the nine month period’s net income, cash dividends to stockholders, and approximately $9.5 million in additional capital contributed to Bancorp of New Jersey as a result of a private placement of common stock completed in March 2015.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake, all in Bergen County, NJ.  Construction continues on a tenth location in Englewood Cliffs, NJ. All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
INCOME STATEMENT	2015	2014	2015	2014
Net Interest Income	$5,762	$5,807	$17,697	$15,675
Provision for (recoveries of) Loan Losses	(124)	693	659	1,477
Noninterest Expense, net	3,790	3,161	11,266	9,030
Pretax Income	2,096	1,953	5,772	5,168
Tax Expense	738	692	1,998	1,958
Net Income	$1,358	$1,261	$3,774	$3,210

Basic Earnings per Share	$0.22	$0.23	$0.62	$0.60
Diluted Earnings per Share	$0.22	$0.23	$0.62	$0.59

Weighted Average Shares —Basic	6,240	5,368	6,049	5,355
Weighted Average Shares —Diluted	6,256	5,418	6,065	5,414

SELECTED BALANCE SHEET DATA AT END OF PERIOD	9/30/2015	12/31/2014
Total Loans	$625,128	$633,958
Allowance for Loan Losses	7,719	7,192
Investment Securities	75,090	76,536
Total Assets	810,182	743,688
Total Deposits	706,991	648,974
Stockholders’ Equity	72,584	59,894